Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
INVESTORS	Tom White 423 294 8996
MEDIA	Natalie Godwin 423 294 1247

Unum Group Announces Leadership Transition for Unum International Business

CHATTANOOGA, Tenn. (Nov. 12, 2020) — Unum (NYSE: UNM) today announced that Mark Till will oversee Unum International’s business as Executive Vice President. Mr. Till will join Unum on February 1, 2021, and will be officially appointed to the role on April 1, 2021, subject to regulatory approval. Peter O'Donnell will be transitioning from his role as Executive Vice President of Unum International, but will remain with Unum through the first quarter of 2021 to ensure a seamless transition. Mr. O’Donnell has decided to make this change in order to pursue a portfolio career and has been an integral part of the hiring process for Mr. Till.
“Unum is pleased to welcome Mark Till, who we are confident will continue to build upon the momentum that Peter has established for Unum’s business in Europe,” said Unum President & Chief Executive Officer, Rick McKenney. “Peter has been an instrumental part of Unum for the past decade and will truly be missed. He has kept our company focused on unmatched customer service and has grown our business into the trusted brand it is today in both the UK and Poland. I want to thank Peter for his dedication and wish him the best in his future endeavors.”
“It has been a privilege over the past ten years to work at Unum and have the support of our great people across the organization,” said Mr. O’Donnell. “I’m proud of what we have accomplished to support our customers and grow the business. While this was a difficult decision, I am confident in the future direction of the business and that I’m leaving Unum International in great hands.”
“I’m excited to join the great team at Unum International and build off Peter’s many accomplishments,” said Mr. Till. “Helping the working world thrive has never been more important, and I’m confident we can continue to advance the customer experience and grow Unum’s International’s business in the region.”
Mr. Till has served Aegon as Managing Director, Platform Solutions, responsible for all aspects of the Aegon UK business revenue and proposition for intermediaries and their customers. Additionally, Mr. Till previously served as Head of Personal Investing & UK Marketing Director for Fidelity International, where he managed over 275,000 customers and £12 billion of customer investments. Mr. Till has also held positions with Standard Life, HomeServe PLC and Barclays Bank.
Mr. O’Donnell joined Unum’s UK subsidiary, Unum Limited, in June 2010 as the Chief Financial Officer. He has served as Chief Executive Officer of Unum’s UK business since September 2012, and as Executive Vice President of Unum International since October 2018. Mr. O’Donnell has also served as a member of Unum Limited’s Board of Directors. During his time with Unum, Mr. O’Donnell made significant contributions to the growth of Unum’s brand in the UK and oversaw Unum’s expansion into Poland.
Unum International is comprised of both Unum UK and Unum Poland and serves as the European arm of Unum Group. Unum UK is the leading provider of group income protection and critical illness coverage in the United Kingdom, as well as a provider of life and dental benefits. Additionally, Unum Poland has been providing group and individual life insurance in the Polish market for more than twenty years. Following the acquisition of Unum Poland in 2018, both companies fell under the Unum International business unit.

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ABOUT UNUM
Unum Group (www.unum.com) provides a broad portfolio of financial protection benefits and services through the workplace, and is a leading provider of disability income protection worldwide. Through its Unum US, Unum UK, Unum Poland, and Colonial Life businesses, the company provides disability, life, accident, critical illness, dental and vision benefits that protect millions of working people and their families. Unum also provides leave and absence management services that streamline the leave experience for employers and employees, and stop-loss coverage to help self-insured employers protect against medical costs. Unum reported revenues of $12.0 billion in 2019 and provided $7.5 billion in benefits.

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